Exhibit 4.42

F28.113

DATED 28 FEBRUARY 2013

LICHTENSTEIN SHIPPING COMPANY LIMITED
(as borrower)

-and-

ALPHA BANK A.E.

(as lender)

FIFTH SUPPLEMENTAL AGREEMENT
TO SECURED LOAN FACILITY AGREEMENT
DATED 18 AUGUST 2008 AS AMENDED AND SUPPLEMENTED BY (i) A FIRST
SUPPLEMENTAL AGREEMENT DATED 23 FEBRUARY 2009
(ii) A SECOND SUPPLEMENTAL AGREEMENT DATED 3 APRIL 2009 (iii) A SIDE
LETTER DATED 2 JULY 2009 (iv) A THIRD SUPPLEMENTAL AGREEMENT DATED
25 NOVEMBER 2009 AND (v) A FOURTH SUPPLEMENTAL AGREEMENT DATED 14
OCTOBER 2011

STEPHENSON HARWOOD

CONTENTS

		Page

1	Interpretation	2

2	Conditions	3

3	Representations and Warranties	5

4	Amendments to Loan Agreement and Guarantee	5

5	Confirmation and Undertaking	10

6	Further Assurance	11

7	Miscellaneous	11

8	Notices, Law and Jurisdiction	11

9	Costs and Expenses	11

FIFTH SUPPLEMENTAL AGREEMENT

Dated: 28 February 2013

BETWEEN:

(1)	LICTHTENSTEIN SHIPPING COMPANY LIMITED, a company incorporated under the laws of the Republic of Liberia whose registered address is at 80, Broad Street, Monrovia, Liberia (the "Borrower"); and

(2)	ALPHA BANK A.E., acting through its office at 89 Akti Miaouli, GR 185 38 Piraeus, Greece (the "Lender").

SUPPLEMENTAL TO a secured loan agreement dated 18 August 2008 (the "Original Loan Agreement") as amended and supplemented by (i) a first supplemental agreement dated 23 February 2009 (the "First Supplemental Agreement"), (ii) a second supplemental agreement dated 3 April 2009 (the "Second Supplemental Agreement"), (iii) a side letter dated 2 July 2009 (the "Side Letter"), (iv) a third supplemental agreement dated 25 November 2009 (the "Third Supplemental Agreement") and (v) a fourth supplemental agreement dated 14 October 2011 (the "Fourth Supplemental Agreement" and together with the Original Loan Agreement, the First Supplemental Agreement, the Second Supplemental Agreement, the Side Letter, the Third Supplemental Agreement and the Fourth Supplemental Agreement and as the same may be amended, supplemented, novated and/or replaced from time to time, the "Loan Agreement") each made between, amongst others, the Borrower, as borrower and the Lender, as lender on the terms and subject to the conditions of which the Lender has advanced to the Borrower an aggregate amount not exceeding thirty nine million Dollars ($39,000,000) (the "Loan").

WHEREAS:

(A)	The Lender and the Borrower have agreed to amend clause 5.1 (Repayment of Loan) of the Loan Agreement on the terms and subject to the conditions contained in this Fifth Supplemental Agreement.

(B)
The Borrower and the Lender have agreed for the Borrower to open a retention account in the name of the Borrower with the Lender designated "Lichtenstein Shipping Company Limited — Retention Account" or as otherwise may be designated from time to time.

(C)	The Borrower has requested and the Lender has agreed, that:

(i)	the Collateral Guarantor be released from the Loan Agreement and any Security Documents to which it is a party; and

(ii)	all references to the "Collateral Vessel" be deleted from the Loan Agreement and the Security Documents.

(D)
The Borrower and the Lender have also agreed to extend the application of the Margin at the rate of three per cent (3%) per annum, applicable during the currency of the period commencing on 26 October 2009 and ending on 28 February 2012 pursuant to the terms of the Fourth Supplemental Agreement, from 1 March 2012 and for the remainder of the Facility Period.

(E)
The Lender is willing to accede to the requests set out in Recitals (A), (B) and (C) above and the Lender and the Borrower have agreed to amend the Loan Agreement and the Security Documents (as applicable) on the terms and subject to the conditions set forth in this Fifth Supplemental Agreement.

(F)	At the date of this Fifth Supplemental Agreement the outstanding amount of the Loan is twenty seven million Dollars ($27,000,000).

IT IS AGREED THAT:

1           Interpretation

1.1	In this Fifth Supplemental Agreement:

"Effective Date" means the date of this Fifth Supplemental Agreement.

"Fifth Supplemental Deed of Confirmation" means the deed of confirmation to be executed by the Guarantor in favour of the Lender in form and substance acceptable to the Lender in all respects.

"New Security Documents" means this Fifth Supplemental Agreement, the Fifth Supplemental Deed of Confirmation and any other agreement or document which may at any time be executed by any person as additional security for the payment of all or any part of the Indebtedness and "New Security Document" means any one of them.

"Retention Account" means a bank account to be opened in the name of the Borrower with the Lender and designated "Lichtenstein Shipping Company Limited — Retention Account".

1.2
Unless otherwise defined, all words and expressions defined in the Loan Agreement shall have the same meaning when used in this Fifth Supplemental Agreement unless the context otherwise requires, and clause 1.2 of the Loan Agreement shall apply to the interpretation of this Fifth Supplemental Agreement as if it was set out in full.

2           Conditions

2.1
As conditions for the agreement of the Lender to the request specified in Recital (C) above, the Borrower shall deliver or cause to be delivered to or to the order of the Lender the following documents and evidence:

2.1.1
Officer's bringdown certificates — Borrower and Guarantor A certificate from a duly authorised officer of each of the Borrower and the Guarantor confirming that none of the documents delivered to the Lender pursuant to Schedule 1, Part I, Paragraphs 1(a), (c), (d) and (g) of the Original Loan Agreement, clauses 2.1.2, 2.1.3 and 2.1.4 of the First Supplemental Agreement, clauses 2.1.3 and 2.1.4 of the Second Supplemental Agreement, clauses 2.1.1, 2.1.3 and 2.1.4 of the Third Supplemental Agreement and clauses 2.1.1, 2.1.3 and 2.1.4 of the Fourth Supplemental Agreement have been amended or modified in any way since the date of their delivery to the Lender, or copies, certified by a duly authorised officer of each of the Borrower and the Guarantor as true, complete, accurate and neither amended nor revoked, of any documents which have been amended or modified.

2.1.2
Officer's certificates A certificate of a duly authorised officer of each Security Party certifying that each copy document relating to it specified in Clause 2.1.4 and 2.1.5 is correct, complete and in full force and effect and setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by each shareholder.

2.1.3
Board and shareholder resolutions The original resolution of the directors and the shareholders of each Security Party (together, where appropriate, with signed waivers of notice of any directors' or shareholders' meetings) approving, and authorising or ratifying the execution of, the New Security Documents (as applicable) and any document to be executed by the Security Party in question pursuant to the New Security Documents.

2.1.4
Power of attorney A legalised power of attorney of each of the Security Parties under which the New Security Documents (as applicable) and any documents required pursuant to any such New Security Document is to be executed by the Security Party in question.

2.1.5	Goodstanding certificates A certificate of good standing in respect of each of the Security Parties.

2.1.6	New Security Documents The New Security Documents together with all other documents required by any of them.

2.1.7	Mandates such duly signed forms of mandate, and/or other evidence of the opening of the Retention Account, as the Lender may require.

2.1.8	Legal opinions Confirmation satisfactory to the Lender that all legal opinions required by the Lender will be given substantially in the form required by the Lender.

2.1.9
Process agent Evidence that the process agent referred to in clause 21.5 of the Loan Agreement has accepted its appointment as agent for service of process in relation to any proceedings before the English courts in connection with the New Security Documents.

2.1.10
Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by the New Security Documents or for the validity and enforceability of the New Security Documents.

2.2
If the Lender agrees, in its sole discretion, to waive any conditions under Clause 2.1 prior to the Effective Date, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Lender no later than the date specified by the Lender, which however, shall not be taken as a waiver of the Lender's right to require production of all the documents and evidence required by Clause 2.1.

2.3	All documents and evidence delivered to the Lender pursuant to this Clause shall:

2.3.1	be in form and substance acceptable to the Lender;

2.3.2	be accompanied, if required by the Lender, by translations into the English language, certified in a manner acceptable to the Lender; and

2.3.3	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

3            Representations and Warranties

Each of the representations and warranties contained in clause 11 of the Loan Agreement shall be deemed repeated by the Borrower at the Effective Date, by reference to the facts and circumstances then pertaining, as if references to the Security Documents included this Fifth Supplemental Agreement.

4            Amendments to Loan Agreement

With effect from the Effective Date:

4.1	the definitions contained in Clause 1.1 (other than the definition of "Effective Date") of this Fifth Supplemental Agreement shall be added to clause 1.1 of the Loan Agreement in alphabetical order;

4.2	the following definition of "Accounts" shall be added in clause 1.1 of the Loan Agreement in the requisite alphabetical order as follows:-

"'Accounts' means the Earnings Account and the Retention Account, and "Account" means each either of them.";

4.3	the definition of the term "Margin", as is set out in clause 1.1 of the Loan Agreement, shall be substituted as follows:-

"'Margin' means:-

(a)	commencing on the date of this Agreement and until 2 April 2009 (inclusive), one point sixty-five per cent (1.65%) per annum;

(b)	commencing on 3 April 2009 and until 25 October 2009 (inclusive), two point twenty five per cent (2.25%) per annum; and

(c)	commencing on 26 October 2009 and throughout the remainder of the Facility Period, three point zero per cent (3.00%) per annum.";

4.4	the following definition of "Outstanding Loan" shall be added in clause 1.1 of the Loan Agreement in the requisite alphabetical order as follows:-

"'Outstanding Loan' means the outstanding amount of the Loan on 28 February 2013 being twenty seven million Dollars ($27,000,000).";

4.5	the definition of "Security Documents", as set forth in clause 1.1 of the Loan Agreement, shall be construed to include the New Security Documents;

4.6	clause 5.1 of the Loan Agreement shall be deleted and replaced with the following clause 5.1:-

"5.1 Repayment of Loan The Borrower agrees to repay the Outstanding Loan to the Lender by twenty five (25) consecutive quarterly instalments, the first twenty four such repayment instalments (1st—24th), each in the sum of seven hundred and fifty thousand Dollars ($750,000) and the twenty fifth (25th) and last such repayment instalment in the sum of nine million Dollars ($9,000,000) (consisting of an instalment of seven hundred and fifty thousand Dollars ($750,000) and a balloon payment of eight million two hundred and fifty thousand Dollars ($8,250,000) (the "Balloon Payment")), the first instalment falling due on 28 February 2013 and subsequent instalments falling due at consecutive intervals of three calendar months thereafter.";

4.7	clause 10.1 of the Loan Agreement shall be read and construed as including the New Security Documents;

4.8	clause 10.2 of the Loan Agreement shall be deleted and replaced with the following clause 10.2:-

"10.2 Earnings and Retention Accounts  The Borrower shall maintain the Accounts with the Lender for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents. Interest shall accrue on a daily basis on any balance from time to time on the Accounts at a rate of interest determined by the Lender in its discretion as the rate of interest payable to its customers on deposits in the same currency and of similar amount and maturity, and shall be credited to the appropriate Account.";

4.9	the following clause is added as new clause 10.4 of the Loan Agreement and all other clauses are renumbered accordingly:-

"10.4 Transfers to Retention Account On the day in each calendar month during the Facility Period commencing on 28 February 2013 (or, if there is no such day, on the last Business Day of that month), the Borrower shall procure that there is transferred from the Earnings Account to the Retention Account:

10.4.1	one-third of the amount of the Repayment Instalment due on the next Repayment Date (which shall be deemed to be the day for that transfer if that day is a Repayment Date); and

10.4.2
the amount of interest due on the next Interest Payment Date (which shall be deemed to be the day for that transfer if that day is an Interest Payment Date) divided by the number of months between the last Interest Payment Date (or, if none, the first Drawdown Date) and that next Interest Payment Date, and the Borrower irrevocably authorises the Lender to make those transfers.";

4.10	the following clause is added as new clause 10.5 of the Loan Agreement and all other clauses are renumbered accordingly:-

"10.5 Additional payments to Retention Account If for any reason the amount standing to the credit of the Earnings Account is insufficient to make any transfer to the Retention Account required by Clause 10.4 (Transfers to Retention Account), the Borrower shall, without demand, procure that there is credited to the Retention Account, on the date on which the relevant amount would have been transferred from the Earnings Account, an amount equal to the amount of the shortfall.";

4.11	clause 10.4 of the Loan Agreement shall be deleted and replaced with the following clause:-

"10.6 Application of Retention Account The Borrower shall procure that there is transferred from the Retention Account to the Lender:

10.6.1	on each Repayment Date, the amount of the Repayment Instalment then due; and

10.6.2	on each Interest Payment Date, the amount of interest then due,

and the Borrower irrevocably authorises the Lender to make those transfers.";

4.12	clause 10.5 of the Loan Agreement shall be deleted and replaced with the following clause:-

"10.7 Borrower's obligations not affected If for any reason the amount standing to the credit of the Retention Account is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrower's obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.";

4.13	clause 10.6 of the Loan Agreement shall be deleted and replaced with the following clause:-

"10.8 Release of surplus Any amount remaining to the credit of the Earnings Account following the making of any transfer required by Clause 10.4 ((Transfers to Retention Account)) shall (unless a Default shall have occurred and be continuing) be released to or to the order of the Borrower.";

4.14	clause 10.7 of the Loan Agreement shall be deleted and replaced with the following clause:-

"10.9 Restriction on withdrawal During the Facility Period no sum may be withdrawn from the Accounts (except in accordance with this Clause 10) without the prior written consent of the Lender.";

4.15	clause 10.8 of the Loan Agreement shall be deleted and replaced with the following clause:-

"10.10 Relocation of Accounts At any time following the occurrence and during the continuation of a Default, the Lender may without the consent of the Borrower but after giving notice to the Borrower relocate either or both of the Accounts to any other branch of the Lender, without prejudice to the continued application of this Clause 10 and the rights of the Lender under the Finance Documents.";

4.16	clause 10.9 of the Loan Agreement shall be deleted and replaced with the following clause:-

"10.11 Application after acceleration From and after the giving of notice to the Borrower by the Lender under Clause 13.2 (Acceleration), the Borrower shall procure that all sums from time to time standing to the credit of either of the Accounts are immediately transferred to the Lender for application in accordance with Clause 10.12 (General application of moneys) and the Borrower irrevocably authorises the Lender to make those transfers.";

4.17	clause 10.10 of the Loan Agreement shall be deleted and replaced with the following clause:-

"10.12 General application of moneys The Borrower, subject to Clause 10.13 (Application of moneys on sale or Total Loss), irrevocably authorises the Lender to apply all sums which the Lender may receive:

10.12.1	pursuant to a sale or other disposition of the Vessel or any right, title or interest in the Vessel; or

10.12.2	by way of payment of any sum in respect of the Insurances, Earnings, Charter Rights or Requisition Compensation; or

10.12.3	by way of transfer of any sum from either of the Accounts; or

10.12.4	otherwise arising under or in connection with any Security Document,

in or towards satisfaction, or by way of retention on account, of the Indebtedness, in such manner as the Lender may determine.";

4.18	the wording "Clause 10.12" in lines 7 and 20 of clause 10.12 of the Loan Agreement shall be deleted and replaced with the wording "Clause 10.14";

4.19	the Collateral Guarantor is released from all its obligations under the Loan Agreement and the Security Documents to which it is a party;

4.20	all references to the "Collateral Vessel" and "Collateral Guarantor" shall be deleted from the Loan Agreement and the Security Documents;

4.21
all references to "this Agreement" (howsoever defined in the Loan Agreement and the Security Documents) shall be references to the Loan Agreement as amended and supplemented by this Fifth Supplemental Agreement; and

4.22
all references in the Finance Documents to the Loan Agreement (however it may be defined) shall be read and construed as the Loan Agreement as amended and supplemented by this Fifth Supplemental Agreement.

All other terms and conditions of the Loan Agreement and the other Security Documents shall remain unaltered and in full force and effect.

5             Confirmation and Undertaking

5.1
The Borrower confirms that all of its respective obligations under or pursuant to each of the Security Documents to which it is a party remain in full force and effect, despite the amendments to the Loan Agreement made in or pursuant to this Fifth Supplemental Agreement, as if all references in any of the Security Documents to the Loan Agreement (however described) were references to the Loan Agreement as amended and supplemented by this Fifth Supplemental Agreement.

5.2	The definition of any term defined in any of the Security Documents shall, to the extent necessary, be modified to reflect the amendments to the Loan Agreement made in this Fifth Supplemental Agreement.

6             Further Assurance

The Borrower covenants that from time to time at the request of the Lender it will execute and deliver to the Lender or procure the execution and delivery to the Lender of all such documents as the Lender shall deem necessary or desirable in its absolute discretion for giving full effect to this Fifth Supplemental Agreement and for perfecting and protecting the value of or enforcing any rights or securities granted to the Lender under or pursuant to the Loan Agreement and/or this Fifth Supplemental Agreement and/or the Security Documents.

7             Miscellaneous

7.1
Clauses 20.1 (No oral variations), 20.5 (Counterparts) and 20.6 (Contracts (Rights of Third Parties) Act 1999) of the Loan Agreement shall (mutatis mutandis) apply to this Fifth Supplemental Agreement.

7.2
With effect from the Effective Date, this Fifth Supplemental Agreement shall be construed with and shall constitute an instrument supplemental to the Loan Agreement. Save as otherwise provided herein and as hereby expressly varied and supplemented, the Loan Agreement shall remain valid and binding and in full force and effect after the Effective Date.

8             Notices, Law and Jurisdiction

The provisions of clauses 17 and 21 of the Loan Agreement shall apply to this Fifth Supplemental Agreement as if they were set out in full and as if references to the Loan Agreement were references to this Fifth Supplemental Agreement and references to the Borrower were references to the Security Parties.

9             Costs and Expenses

The Security Parties shall, on demand of the Lender and upon a full indemnity basis, reimburse the Lender for all costs and expenses (including legal fees and disbursements plus any value added tax payable thereon) incurred by the Lender in connection with the preparation, negotiation and execution of this Fifth Supplemental Agreement and any other documents required.

IN WITNESS of which the parties to this Fifth Supplemental Agreement have executed this Fifth Supplemental Agreement as a deed the day and year first before written.

SIGNED and DELIVERED	)
as a DEED	)
by /s/ Alexandros Tsirikos	)
duly authorised attorney-in-fact	)
for and on behalf of	)
LICTHTENSTEIN SHIPPING COMPANY LIMITED	)
in the presence of:-)
CHRISTODOULOS V. VARTZIS SOLICITOR STEPHENSON HARWOOD LLP 2 FILELLINON STR.&AKTI MIAOULI PIRAEUS 185 36 - TEL. 210 42 95 160 SRA NO. 3 3 0 4 0 1 3
SIGNED and DELIVERED	)
as a DEED	)
by /s/ Constantinos Flokos	)
and by Christina Aroni	)
duly authorised attorneys-in-fact	)
for and on behalf of	)
ALPHA BANK A.E.	)
in the presence of:-)
CHRISTODOULOS V. VARTZIS SOLICITOR STEPHENSON HARWOOD LLP 2 FILELLINON STR.&AKTI MIAOULI PIRAEUS 185 36 - TEL. 210 42 95 160 SRA NO. 3 3 0 4 0 1 3

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